Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

AND

FIRST NATIONAL SECURITY COMPANY

DATED AS OF JULY 1, 2013

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Section 10.9.	Severability	71
Section 10.10.	Assignment; Third-Party Beneficiaries	71

Exhibit A – Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 1, 2013, is entered into by and between First Federal Bancshares of Arkansas, Inc., an Arkansas corporation (“Parent”), and First National Security Company, an Arkansas corporation (the “Company”) (each, a “Party,” and together, the “Parties”).

RECITALS

WHEREAS, the boards of directors of the Company (the “Company Board”) and Parent (the “Parent Board”) have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Company and Parent have required, as a condition to their willingness to enter into this Agreement, that the respective majority shareholders of the Company and Parent enter into Voting Agreements, dated as of the date hereof, substantially in the form attached as Exhibit A (the “Voting Agreements”); and

WHEREAS, the Parties intend that for federal income Tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions.

(a)     As used herein, the following terms have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Little Rock, Arkansas are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Cash Consideration” shall mean cash to be received in the Merger by a holder of a share of Company Common Stock, which in the aggregate shall equal $74,000,000.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and all the rules and regulations thereunder.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Shares” means the aggregate number of shares of the Company issued and outstanding immediately prior to the Effective Time, including options, if any (which, for the avoidance of doubt, includes Dissenting Shares).

“Company Shareholders” shall mean holders of Company Common Stock.

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans listed in Section 4.16(a) of the Company Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“End Date” shall mean March 31, 2014.

“Environmental Laws” shall mean any applicable federal, national, state, provincial or local Laws, judgments, or contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or safety (as it relates to Hazardous Materials) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“ERISA” shall mean, the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hazardous Materials” shall mean any chemical, substance, waste, material, pollutant or contaminant defined as or regulated as hazardous or toxic or otherwise regulated under any Environmental Law, including the Resource Conservation and Recovery Act, hazardous wastes, “hazardous substances” as defined in CERCLA, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, asbestos and polychlorinated biphenyls (PCBs).

“Indebtedness” shall mean, as of the date of calculation, all obligations or other liabilities of a Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include: (a) borrowed money, (b) in respect of letters of credit, bankers’ acceptances or other similar instruments or reimbursement obligations with respect thereto, (c) payment of the deferred purchase price of any asset, property or right, (d) a capitalized lease, (e) an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (f) the types described in clauses (a) through (e) above guaranteed directly or indirectly by such Person or its Subsidiaries, (g) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person and (h) any mortgage, deed of trust, indenture, security agreement or other agreement securing any of the foregoing obligations.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including source code, executable code, data, databases and related documentation); and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” with respect to the Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 1.1 of the Company Disclosure Schedule and with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 1.1 of the Parent Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Liens” shall mean any liens, pledges, charges, mortgages, deeds of trust, security interests, hypothecations, and other encumbrances or other limitations or restrictions.

“Material Adverse Effect” shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in United States generally accepted accounting principles (“GAAP”), (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) the public disclosure of this Agreement, or (E) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except, with respect to clauses (A), (B), (C) and (E), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other community-based banking institutions and their Affiliates.

“Parent Material Adverse Effect” shall mean, with respect to Parent any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Parent Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) the public disclosure of this Agreement, or (E) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except, with respect to clauses (A), (B), (C) and (E), to the extent that the effects of such change disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other community-based savings associations and their Affiliates.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Subsidiary” shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests.

ARTICLE II
THE MERGER

Section 2.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Arkansas Business Corporation Act of 1987, as amended (the “ABCA”), at the Effective Time, Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Arkansas. As of the Effective Time, the separate corporate existence of Company shall cease.

Section 2.2. Effective Time. The Merger shall become effective upon filing on the Closing Date of the Articles of Merger (as set forth in Section 4-27-1109 of the ABCA, the “Articles of Merger”), executed in accordance with the relevant provisions of the ABCA, with the Secretary of State of the State of Arkansas. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

Section 2.3. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Little Rock, Arkansas time, at the offices of Kutak Rock LLP, 124 West Capitol Avenue, Little Rock, Arkansas on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VIII), or such other date as mutually agreed to by the Parties (the “Closing Date”).

Section 2.4. Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.5. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the ABCA.

Section 2.6. Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any of the following securities:

(a)     No Effect on Parent Common Stock. Each share of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)     Conversion of Company Common Stock.

(i)     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, the Surviving Corporation or the Company Shareholders each Company Share (other than Excluded Shares) shall be converted into the right to receive the Per Share Parent Stock Consideration and the Per Share Cash Consideration (collectively, the “Merger Consideration”).

(ii)     For purposes of this Agreement, the following terms have the meanings ascribed below:

(A)     “Per Share Cash Consideration” shall equal (x) $74,000,000, divided by (y) the number of fully diluted Company Shares outstanding immediately prior to the Effective Time, without interest thereon.

(B)      “Per Share Parent Stock Consideration” shall mean that number of shares of Parent Common Stock equal to (x) 6,252,400, divided by (y) the number of fully diluted Company Shares outstanding immediately prior to the Effective Time.

(iii)     No fractional shares of Parent Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional shares, each former shareholder of Company shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the price per share of Parent Common Stock on the Closing Date (as reported by NASDAQ).

(iv)     Excluded Shares. At the Effective Time, each Company Share issued and outstanding and held in the Company’s treasury or owned by the Parent or any of the Company’s direct or indirect wholly-owned Subsidiaries or authorized but unissued immediately prior to the Effective Time (the “Excluded Shares”) shall cease to be outstanding, and shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, payment of the fair value of such shares pursuant to, and who complies in all respects with, Section 4-27-1302 of the ABCA (a “Dissenting Shareholder”) shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, “Dissenting Shares” shall mean any shares of Company Common Stock as to which a Dissenting Shareholder has properly exercised a demand for payment of fair value pursuant to Section 4-27-1323 of the ABCA. At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist. No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to demand payment of the fair value of its Dissenting Shares under the ABCA, and any Dissenting Shareholder shall be entitled to receive only the payment contemplated by Section 4-27-1325 of the ABCA with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration. Company shall give Parent (a) prompt notice of any written demands for payment of the fair value of Dissenting Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to shareholders’ demands for payment of fair value and (b) the opportunity to direct all negotiations and proceedings with respect to demands for payment of the fair value of Dissenting Shares under the ABCA. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair value of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.7. Reserved.

Section 2.8. Exchange of Stock Certificates. Company Common Stock certificates (or evidence of shares in book entry form) shall be exchanged for the Merger Consideration, in accordance with the following procedures:

(a)     Parent shall appoint Registrar and Transfer Company, as the Person to act as exchange agent under this Agreement (the “Exchange Agent”) and which shall serve pursuant to an agreement among Parent and the Exchange Agent that is approved by the Company, which approval shall not be unreasonably withheld or delayed. At or prior to the Effective Time, Parent shall deliver to the Exchange Agent, in trust for the benefit of the Company Shareholders, (i) certificates (or evidence of shares in book entry form) representing the aggregate number of shares of Parent Common Stock (collectively, the “Parent Stock”) to be delivered to the Company Shareholders in the Merger and (ii) an amount in cash equal to the aggregate Cash Consideration to be paid to Company Shareholders in the Merger.

(b)     As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval), together with instructions thereto. Upon (i) in the case of shares of Company Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive (and the Exchange Agent shall deliver) (A) certificates (or electronic equivalents) representing the number of shares of Parent Stock into which such shares of Company Common Stock shall have been converted in the Merger and (B) a check for an amount equal to the Per Share Cash Consideration multiplied by the number of Company Shares to be converted.

(c)     If any certificate (or electronic equivalent) for such Parent Stock or check is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate (or electronic equivalent) surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(d)     In no event shall the holder of any such surrendered certificates (or electronic equivalents) be entitled to receive interest on any of the Cash Consideration to be received in the Merger.

(e)     Any funds deposited with the Exchange Agent (including any interest received with respect thereto) that remains undistributed to the Company Shareholders for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Section 2.8 shall thereafter look only to Parent for payment of its claim for Merger Consideration and any cash in lieu of fractional shares, in each case without any interest thereon. Parent or the Exchange Agent shall be authorized to pay the Merger Consideration to any holder of Company Common Stock whose certificate has been lost or destroyed, upon receipt of appropriate indemnification and satisfactory evidence of ownership of the shares of Company Common Stock represented thereby.

(f)     None of Parent, the Company, the Exchange Agent or the Surviving Corporation shall be liable to any Person in respect of any portion of the funds deposited with the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of such funds which remains undistributed to the holders of certificates of Company Common Stock for two years after the Effective Time (or immediately prior to such earlier date on which the funds would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g)     Exchange Agent shall invest any cash in the funds deposited with the Exchange Agent as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. No investment losses resulting from such investments shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

Section 2.9. No Further Rights or Transfers; Cancellation of Treasury Shares. Other than Dissenting Shares as described in Section 2.6(d) and except for the right to surrender of the certificate(s) (or evidence of shares in book entry form) representing the Company Common Stock in exchange for the right to receive the Merger Consideration with respect to each Company Share and any cash in lieu of fractional shares of Parent Stock, at and after the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time and each holder of Company Common Stock shall cease to have any rights as a shareholder of the Company, and no transfer of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation.

Section 2.10. Withholding. The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

Section 2.11. Reservation of Shares. Parent agrees that (a) prior to the Effective Time, it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Parent Stock to be issued in accordance with this Agreement, and (b) at the Effective Time, Parent will issue and reserve for issuance shares of Parent Stock to the extent set forth in, and in accordance with, this Agreement.

ARTICLE III
THE SURVIVING CORPORATION

Section 3.1. Articles of Incorporation. At the Effective Time, the articles of incorporation of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

Section 3.2. Bylaws. At the Effective Time, the bylaws of Parent in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

Section 3.3. Directors and Officers. The directors and officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Company delivered herewith (the “Company Disclosure Schedule”) (provided that each exception set forth in the Company Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure) Company hereby represents and warrants to Parent as follows:

Section 4.1. Existence and Power. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Arkansas and has all corporate powers required to own, lease and operate its properties and carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company. The Company has delivered to Parent a complete and correct copy of the Company’s articles of incorporation and its bylaws.

Section 4.2. Authorization.

(a)     The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of the Company, and no other proceedings (corporate or otherwise) on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of the Company enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Law affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(b)     The Company Board, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby to be performed or consummated by the Company, (ii) determining that the terms of the Merger and the other transactions to be performed or consummated by the Company are fair to and in the best interests of the Company and its shareholders, (iii) directing that this Agreement be submitted for approval by the Company’s shareholders at a meeting duly called for such purpose (the “Company Shareholder Meeting”), (iv) recommending this Agreement to the Company’s shareholders and that the Company’s shareholders approve the Merger and the other transactions contemplated hereby (the “Company Board Recommendation”), and (v) declaring the advisability of this Agreement, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

(c)     The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock, voting as a single class and series, is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to approve or adopt this Agreement and the Merger (the “Company Shareholder Approval”), and no separate vote of any individual class or series of capital stock of the Company is required. The affirmative vote of the majority shareholder of the Company as required by the Voting Agreement satisfies the requirement described in the immediately preceding sentence.

Section 4.3. Governmental Authorization. Except for (a) the filing of any required applications, filings or notices with the Office of the Comptroller of the Currency (the “OCC”), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”), and the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”), (c) the filing of the Articles of Merger with the Secretary of State of the State of Arkansas pursuant to the ABCA, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on the NASDAQ Global Market (the “NASDAQ”), (g) compliance with any applicable requirements of the HSR Act, and (h) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve Bank or the Federal Reserve Bank of St. Louis (the “Federal Reserve,” as applicable), and approval of or non-objection to such applications, filings and notices, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in clauses (a) – (h) of Section 4. 3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries or any Company Securities or Company Subsidiary Securities, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not have a Material Adverse Effect on the Company.

Section 4.5. Capitalization.

(a)     The authorized capital stock of Company consists of 500,000 shares of Company Common Stock. As of the date of this Agreement, there are 107,800 shares of Company Common Stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. All Company Common Stock issued since January 1, 2010, have been issued in compliance with and not in violation of any applicable federal or state securities laws.

(b)     Except as set forth in this Section 4.5, there are no issued, reserved for issuance or outstanding (i) voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any voting securities or securities convertible into or exchangeable for voting securities of the Company, (iv) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any voting securities of or ownership interests in the Company or (v) bonds, debentures, notes or other Indebtedness of the Company convertible into, or exchangeable for, voting securities or ownership interests in the Company (the items in clauses (i) through (v) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, grant or extend any of the Company Securities or to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 4.6. Subsidiaries.

(a)     Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to own, lease and operate its properties and carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, and would not reasonably be expected to, have a Material Adverse Effect on the Company. All Subsidiaries of the Company, their respective equity holders, and their respective jurisdictions of organization are identified on Section 4.6 of the Company Disclosure Schedule. All outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, such Subsidiary’s organizational documents or any contract to which such Subsidiary is a party or is otherwise bound.

(b)     All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) bonds, debentures, notes or other Indebtedness of any of the Company’s Subsidiaries convertible into, or exchangeable for, voting securities or ownership interests in any of its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, grant or extend any of the Company Subsidiary Securities or to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.7. Financial Statements.

(a)     The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 and the related audited results of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2012, together with the notes and schedules thereto, are correct and complete and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and its consolidated results of operations, shareholders’ equity and cash flows for the period then ended. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2013 (the “Company Latest Balance Sheet”) and the related interim unaudited results of operations, shareholders’ equity and cash flows for the interim period then ended fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations, shareholders’ equity and cash flows for the periods then ended. The financial statements referred to in this Section 4.7 are collectively referred to herein as the “Company Financial Statements”. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(b)     The Company and its Subsidiaries’ financial books and records (i) are complete and correct and have been properly kept and maintained in all material respects and all transactions to which the Company and each of its Subsidiaries is or has been a party, to the extent required to be reflected, are accurately reflected therein, (ii) form an adequate basis for the Company Financial Statements, and (iii) fairly reflect in reasonable detail the material assets, liabilities and transactions relating to the Company and its Subsidiaries’ business on a consolidated basis.

Section 4.8. Absence of Certain Changes. Since December 31, 2012, (a) the Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Company and its Subsidiaries have not taken any action or agreed to take any action that would be prohibited by Section 6.1 if such actions were taken after the date hereof; and (c) there has not been any Material Adverse Effect.

Section 4.9. Legal Proceedings. Except as set forth in Section 4.9 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

Section 4.10. No Undisclosed Material Liabilities. Except as set forth in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, except: (i) liabilities stated on the liabilities side of the Company Latest Balance Sheet, (ii) liabilities that have arisen after the date of the Company Latest Balance Sheet in the ordinary course of business consistent with past practice and similar in nature and character to the liabilities and obligations reflected in the Company Financial Statements or otherwise in accordance with the terms and conditions of this Agreement, and (iii) liabilities to the extent expressly disclosed in the Company Disclosure Schedule.

Section 4.11. Material Contracts.

(a)     Section 4.11(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all of the following agreements (written or oral) of the Company and its Subsidiaries, specifying the parties thereto:

(i)     any contract or agreement entered into since January 1, 2009 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)     any trust indenture, mortgage, promissory note, deed of trust, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)     any contract or agreement limiting (or purporting to limit) the freedom of Company or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)     any contract or agreement with any Affiliate of Company or any of its Subsidiaries;

(v)     any agreement of guarantee, support or indemnification by Company or any of its Subsidiaries, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi)     any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

(vii)     any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(viii)     any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; and

(ix)     any contract not listed above that is material to the financial condition, results of operations or business of Company or any of its Subsidiaries.

(b)     The agreements set forth on Section 4.11(a) of the Company Disclosure Schedule and the Company Real Property Leases, Company Tenant Leases and Company Employee Plans are collectively referred to herein as the “Company Material Contracts”. Neither the Company nor any Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration of or under any Company Material Contract. Except as disclosed on Section 4.11(b) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the other parties to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereof. Except as disclosed on Section 4.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice of the intention of any party to terminate any Company Material Contract. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Company Material Contract has repudiated or acted in a manner materially inconsistent with any provision thereof.

(c)     The Company has delivered or made available to the Parent a complete and correct copy of each written Company Material Contract. Each written Company Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

Section 4.12.    Title to Assets; Condition of Assets.

(a)     Section 4.12(a) of the Company Disclosure Schedule lists (i) all real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Company Real Property Leases”) and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Company Owned Real Property or Company Leased Premises, as tenant, subtenant or licensee (“Company Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

(b)     Except as would not be material to Company, Company or one of its Subsidiaries (i) has good and marketable title to all Company Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (D) collectively, “Permitted Encumbrances”), and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company pursuant to the Company Real Property Leases (the “Company Leased Premises”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Company Real Property Leases. Since December 31, 2012, none of the Company Leased Premises or Company Owned Real Property has been taken by eminent domain (or, to Company’s Knowledge, is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company’s or such Subsidiary’s business, other than those items that comprise part of the Company Owned Real Property, are included in the Company Leased Premises.

(c)     Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Company Owned Real Property or any right to use or occupy any portion of the Company Owned Real Property or (ii) any right to use or occupy any portion of the Company Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Company Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Company’s business. Company and its Subsidiaries do not use in their businesses any material real property other than the Company Owned Real Property and the Company Leased Premises.

(d)     Company and its Subsidiaries have operated the Company Owned Real Property and the Company Leased Premises, and the continued operation of the Company Owned Real Property and the Company Leased Premises in the manner it is used in Company and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(e)     Except as would not be material to Company, (i) Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, off-premises ATMs, as applicable, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries (“Company Personal Property”) and (ii) each of the leases under which Company or any of its Subsidiaries lease Company Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

Section 4.13. Intellectual Property.

(a)     To the Knowledge of the Company: (i) the Company and each of its Subsidiaries owns or has a valid and legally binding right to use (in each case, free and clear of any Liens other than Permitted Encumbrances) all material Intellectual Property necessary for the conduct of its business as currently conducted; and (ii) the conduct of the business and operations of the Company and its Subsidiaries does not infringe or otherwise conflict in any material respect with the rights of any Person in respect of any material Intellectual Property.

(b)     No former or current shareholder, director, manager, service provider, employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Intellectual Property used by the Company or any of its Subsidiaries in the operation of their respective businesses.

Section 4.14. Taxes.

(a)     All federal income tax returns and all other material Tax Returns required by applicable Law to be filed with any Taxing Authority on or before the Effective Time by, or on behalf of, the Company or any of its Subsidiaries have been or will be filed when due in accordance with all applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)     Except as disclosed on Section 4.14(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all such Taxes, and no deficiency for any Tax has been asserted or assessed in writing by a Taxing Authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(c)     The income and franchise Tax Returns of the Company and its Subsidiaries have not been examined since December 31, 2006.

(d)     There is no claim, audit, action, suit or proceeding now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e)     During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)     Section 4.14(f) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns and neither the Company nor or any of its Subsidiaries has received notice in writing of any claim made by a Taxing Authority in a jurisdiction not listed on Section 4.15(f) of the Company Disclosure Schedule that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction.

(g)     Except for such Liens which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or for which the Company or such Subsidiary has established in accordance with GAAP an adequate accrual for such Taxes.

(h)     There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or Tax deficiencies against the Company or any of its Subsidiaries and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes will be effective after the Closing.

(i)     Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(j)     Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes).

(k)     The Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes in connection with any amounts paid or owing to any employee, independent contractor, service provider, creditor or other third party.

(l)     Neither the Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and any wholly owned Subsidiary or Subsidiaries).

(m)     Neither the Company nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(n)     The Company and each of its Subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any similar provisions of state, local, foreign and other Law, except for such payments of estimated Taxes which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(o)     Neither the Company nor any of its Subsidiaries has, or will as of the Closing have, any deferred gain or loss arising from deferred intercompany transactions, within the meaning of Treasury Regulation 1.1502-13, except for any such deferred gain or loss which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(p)     Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q)     “Tax” shall mean (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of a Person or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” shall mean all existing agreements or arrangements (whether or not written) binding a Person or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiary).

Section 4.15. Employee Benefit Plans.

(a)     Section 4.15(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each material employment, consulting, severance or similar contract and other material plan, agreement, program or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock purchase, stock option, stock appreciation or other stock related rights or other forms of incentive or deferred compensation, change-in-control benefits, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any current or former officer, employee, consultant or shareholder of the Company or any of its Subsidiaries, and with respect to which the Company or any of its Subsidiaries has any potential payment obligation after the date hereof. Copies of such plans and their respective summary plan descriptions and most recent actuarial reports or financial statements, if any, (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust and all material correspondence with the IRS or United States Department of Labor with respect to such plans. Such plans are referred to collectively herein as the “Company Employee Plans.”

(b)     Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to any Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has incurred nor does the Company or any of its ERISA Affiliates reasonably expect to incur any liability pursuant to Title IV of ERISA, whether contingent or otherwise.

(c)     Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)     Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code or has pending an application for such determination from the Internal Revenue Service, and the Company has no Knowledge of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.

(e)     Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) entitle any employee, shareholder or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, forgive any Indebtedness pursuant to or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible by Parent or any of its Affiliates or subject to any Tax pursuant to the terms of Section 280G or Section 4999 of the Code.

(f)     Except as set forth on Section 4.15(f) of the Company Disclosure Schedule, there are no pending, or to the Knowledge of the Company, threatened, or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

(g)     Except as set forth on Section 4.15(g) of the Company Disclosure Schedule, no event has occurred and no condition exists that likely could subject the Company or any of its Subsidiaries to any material Tax, fine, Lien, penalty or other material liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable Laws, rules and regulations.

(h)     All contributions and payments made or accrued with respect to all Employee Plans and other benefit obligations are deductible under Section 162 or 404 of the Code, and no amount or any asset of any Employee Plan is subject to tax as unrelated business taxable income.

(i)     Except as set forth on Section 4.15(i) of the Company Disclosure Schedule, to the extent permitted by applicable Law, each Employee Plan and related trusts may be amended or terminated by the Company, its Subsidiaries or (following the Closing) Parent in accordance with its terms and without material liability to the Company, its Subsidiaries or Parent, as a result of such amendment or termination.

(j)     Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(k)     Neither the Company nor any of its Subsidiaries has promised any employee, former employee, director, manager or former director or manager, any material benefit other than pursuant to the terms of the Employee Plans described in this Section 4.15. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by or to ensure compliance with ERISA or the Code, or any other applicable Laws or administrative changes that do not increase the liabilities or obligations of the Company or any of its Subsidiaries under any such plans.

(l)     Except as set forth on Section 4.15(l) of the Company Disclosure Schedule, no payment or benefit provided pursuant to any Employee Plan will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution of this Agreement, the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Employee Plan or employment, severance or similar agreement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or employment, severance or similar agreement that will or may result in any payment of deferred compensation that will not be in compliance with Section 409A of the Code.

Section 4.16. Environmental Matters.

(a)     Except as would not have a Material Adverse Effect on the Company:

(i)     no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii)     neither the Company nor any of its Subsidiaries (x) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or environmental permits or the investigation, removal or cleanup of hazardous materials regulated by Environmental Laws, (y) is an indemnitor in connection with any claim threatened or asserted by any third-party indemnitee for any liability under any Environmental Law, or (z) has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any claim by any Person or Governmental Entity pursuant to any Environmental Law;

(iii)     the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iv)     the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 4.17. Insurance. Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their Subsidiary of comparable size and operations to Company and its Subsidiaries. Company has previously delivered to Parent a true and complete list of all insurance policies applicable and available to Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or any of its Subsidiaries (the “Company Policies”) and has provided true and complete copies of all such Company Policies to Parent. Except as set forth in Section 4.17 of the Company Disclosure Schedule, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or any of its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

Section 4.18. Labor Matters.

(a)     There are no collective bargaining or other labor union contracts applicable to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or the transactions contemplated herein or the implementation of any layoff, reduction in force, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (ii) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Employee Plans.

(b)     Section 4.18(b) of the Company Disclosure Schedule lists every former employee entitled to (i) receive compensation from the Company or any of its Subsidiaries, or (ii) participate in any Employee Plan of the Company or any of its Subsidiaries (except for maintenance of an account balance in a 401(k) plan or where required by applicable Law or where the full cost of which is borne by a present or former employee). There are no employee, severance or similar agreements with any past or former employees of the Company or any of its Subsidiaries that provide or create a right to continued employment or compensation. There are no employment, severance or similar agreements that will be binding on the Parent or an Affiliate thereof after Closing (as a successor employer or otherwise) or which will create any obligation whatsoever after the Closing on the part of Parent or an Affiliate thereof, in regard to any employee, manager, agent, contractor or officer of the Company or any of its Subsidiaries or any Affiliate thereof. Except as set forth on Section 4.18(b) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed for an indefinite period and are terminable at will, with or without cause, and without cost to the Company or any of its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay.

(c)     Each of the Company and its Subsidiaries (i) is in compliance in all material respects with all applicable Laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) is not liable for any arrears of wages, any other compensation or benefits (including vacation or severance pay) or any Taxes related to the Company or any of its Subsidiaries or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)     To the Knowledge of the Company, (i) any individual engaged by the Company or any of its Subsidiaries as an independent contractor in connection with the Company or any of its Subsidiaries’ respective businesses has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment insurance and benefits, and (ii) neither the Company nor any of its Subsidiaries thereof has received notice of any pending or threatened inquiry from any Governmental Entity concerning such independent contractor status, or any pending or threatened claim by any party that any such independent contractor be reclassified as an employee for any purpose.

Section 4.19. Reports. Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2010, with (a) the Board of Governors of the Federal Reserve, (b) the OCC and (c) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the Parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (e), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2010, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Any such Report regarding Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.

Section 4.20. Compliance with Applicable Law.

(a)     Company and each of its Subsidiaries hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, taken as a whole, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries, taken as a whole.

(b)     Except as would not be material to the Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)     The rating of each Subsidiary of the Company under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither Company nor any of its Subsidiaries has been informed that its status as “satisfactory” or higher for CRA purposes will change within one year of the date hereof.

Section 4.21. Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business (including the ability to establish new bank branch offices) or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

Section 4.22. Investment Securities.

(a)     Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries, taken as a whole. Such securities are valued on the books of Company and each of its Subsidiaries in accordance with GAAP.

(b)     Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Company and each such Subsidiary believes are prudent and reasonable in the context of such businesses.

Section 4.23. No Investment Adviser. Neither Company nor any of its Subsidiaries serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

Section 4.24. Loans.

(a)     Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Company or any of its Subsidiaries (i) is evidenced by Company Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this Agreement, “Company Loan Documentation” shall mean all Loan files and all documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)     The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof (the “Company Loan Tape”), and, to the Knowledge of Company, any third-party information set forth in the Company Loan Tape is true, correct and accurate as of the dates specified therein.

(c)     (i) Section 4.24(c) of the Company Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)     Each Loan payable to Company or any of its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Company Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(e)     Each outstanding Loan (including Loans held for resale to investors) payable to Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or one of its Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by Company or any of its Subsidiaries, the relevant Company Loan Documentation was being maintained, in all material respects in accordance with Company’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)     With respect to each Loan payable to Company or any of its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Company Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)     Except as set forth in Section 4.24(g) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h)     Company’s allowance for loan losses is, and has been since January 1, 2010, in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i)     Section 4.24(i) of the Company Disclosure Schedule identifies each Loan payable to Company or any of its Subsidiaries that (i) as of May 31, 2013 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (C) that was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of May 31, 2013 is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 4.24(i) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, any specific reserve allocation, the payment due date for each such Loan and the identity of the borrower thereunder as of May 31, 2013.

Section 4.25. Deposit Insurance. The deposits of the Company are insured by the FDIC in accordance with FDIA, and the Company has paid all assessments and filed all reports required by the FDIA.

Section 4.26. Transactions with Affiliates. All Material Contracts, other written or oral material contracts, agreements, understandings or transactions or any loan arrangements, guarantees, or other liabilities for advanced funds, between the Company and/or any of its Subsidiaries, on the one hand, and any (i) officer or manager of the Company and/or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the Company Shares or other equity interests of the Company or any of its Subsidiaries or (iii) affiliate of any such officer, manager or beneficial owner, on the other hand, are the result of arms-length negotiations and reflect commercially reasonable terms. No shareholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

Section 4.27. Company Records. The respective organizational record books relating to the Company and each of its Subsidiaries has been made available to Parent by the Company and contains the accurate and complete records, in all material respects, of (i) all corporate actions of the shareholders and the Company Board (and committees thereof) and, as applicable, all corporate actions of the respective members, shareholders, partners, managers, directors (and committees thereof) of the Company’s Subsidiaries, as the case may be, (ii) the organizational documents of the Company and its Subsidiaries, and (iii) the issuance and transfer of equity interests of the Company and its Subsidiaries.

Section 4.28. Information Provided. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion in (a) the Joint Proxy Statement will, at the date it is first mailed to shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, except as contemplated in Section 4.26.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure) or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Parent hereby represents and warrants to Company as follows:

Section 5.1. Existence and Power. Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Arkansas and has all corporate powers required to own, lease and operate its properties and carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent has delivered to the Company a complete and correct copy of Parent’s articles of incorporation and its bylaws.

Section 5.2. Authorization.

(a)     Parent has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Parent, and no other proceedings (corporate or otherwise) on the part of Parent are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(b)     Parent Board, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger, the issuance of the Parent Stock and the other transactions contemplated hereby to be performed or consummated by Parent, (ii) determining that the terms of the Merger and the other transactions to be performed or consummated by Parent are fair to and in the best interests of Parent and its shareholders, (iii) directing that this Agreement be submitted for approval by the Parent’s shareholders at a meeting duly called for such purpose (the “Parent Shareholder Meeting”), (iv) recommending this Agreement to the Parent’s shareholders and that the Parent shareholders approve the Merger, the issuance of the Parent Stock and the other transactions contemplated hereby (the “Parent Board Recommendation”), and (v) declaring the advisability of this Agreement, and none of the aforesaid actions by Parent Board has been amended, rescinded or modified.

(c)     The affirmative vote of a majority of holders of outstanding shares of Parent Common Stock, voting as a single class and series, is the only vote of the holders of any class or series of capital stock of Parent necessary for Parent to approve or adopt this Agreement, the Merger and the issuance of the Parent Stock (the “Parent Shareholder Approval”), and no separate vote of any individual class or series of capital stock of Parent is required. The affirmative vote of the majority shareholder of Parent as required by the Voting Agreement satisfies the requirement described in the immediately preceding sentence.

Section 5.3. Governmental Authorization. Except for (a) the filing of any required applications, filings or notices with the OCC, and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Articles of Merger with the Secretary of State of the State of Arkansas pursuant to the ABCA, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on NASDAQ, (g) compliance with any applicable requirements of the HSR Act, and (h) the filing of any required applications, filings or notices with the Federal Reserve, and approval of or non-objection to such applications, filings and notices, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.4. Non-contravention. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in clauses (a) – (h) of Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries or any Parent Securities or Parent Subsidiary Securities, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not have a Parent Material Adverse Effect.

Section 5.5. Capitalization.

(a)     The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock. As of the date of this Agreement, there are (i) 19,897,603 shares of Parent Common Stock issued and outstanding, (ii) 277,500 shares of Parent Common Stock issuable upon the exercise of stock options or restricted stock units, (iii) warrants convertible into 1,405,000 shares of Parent Common Stock, and (iii) no shares of Parent preferred stock issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. All Parent Common Stock issued since May 4, 2011 have been issued in compliance with and not in violation of any applicable federal or state securities laws.

(b)     Except as set forth in this Section 5.5, there are no issued, reserved for issuance or outstanding (i) voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent, or other obligation of Parent to issue, any voting securities or securities convertible into or exchangeable for voting securities of Parent, (iv) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any voting securities of or ownership interests in Parent or (v) bonds, debentures, notes or other Indebtedness of Parent convertible into, or exchangeable for, voting securities or ownership interests in Parent (the items in clauses (i) through (v) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to issue, grant or extend any of Parent Securities or to repurchase, redeem or otherwise acquire any of Parent Securities.

Section 5.6. Subsidiaries.

(a)     Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to own, lease and operate its properties and carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, and would not reasonably be expected to, have a Parent Material Adverse Effect. All Subsidiaries of Parent, their respective equity holders, and their respective jurisdictions of organization are identified on Section 5.6 of Parent Disclosure Schedule. All outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Parent has been duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, such Subsidiary’s organizational documents or any contract to which such Subsidiary is a party or is otherwise bound.

(b)     All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent, (iii) securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iv) bonds, debentures, notes or other Indebtedness of any of Parent’s Subsidiaries convertible into, or exchangeable for, voting securities or ownership interests in any of its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to issue, grant or extend any of Parent Subsidiary Securities or to repurchase, redeem or otherwise acquire any of Parent Subsidiary Securities.

Section 5.7. Financial Statements.

(a)     Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)     Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Parent Board (or appropriate committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on the Parent’s financial statements.

(c)     Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board and on Section 5.7(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d)     Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate in all material respects, (ii) neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries and (iii) Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act.

(e)     Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements.

Section 5.8. Absence of Certain Changes. Since December 31, 2012, (a) Parent and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Parent and its Subsidiaries have not taken any action or agreed to take any action that would be prohibited by Section 6.2 if such actions were taken after the date hereof; and (c) there has not been any Material Adverse Effect.

Section 5.9. Legal Proceedings. Except as set forth in Section 5.9 of Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Parent, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

Section 5.10. No Undisclosed Material Liabilities. Except as set forth in Section 5.10 of Parent Disclosure Schedule, neither Parent nor any Subsidiary has any material liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise arising since May 4, 2012, except: (i) liabilities contained in the Parent SEC Reports, (ii) liabilities that have arisen after the date the Parent SEC Reports in the ordinary course of business consistent with past practice and similar in nature and character to the liabilities and obligations reflected in the Parent Financial Statements or otherwise in accordance with the terms and conditions of this Agreement, and (iii) liabilities to the extent expressly disclosed in the Parent Disclosure Schedule. Except as set forth in this Section 5.10, to the Knowledge of Parent, neither Parent nor any Subsidiary has any material liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise arising prior to May 4, 2012.

Section 5.11. Material Contracts.

(a)     Section 5.11(a) of Parent Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all of the following agreements (written or oral) of Parent, specifying the parties thereto:

(i)     any contract or agreement entered into since January 1, 2009 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)     any trust indenture, mortgage, promissory note, deed of trust, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Parent or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)     any contract or agreement limiting (or purporting to limit) the freedom of Parent or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting Parent or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)     any contract or agreement with any Affiliate of Parent or any of its Subsidiaries;

(v)     any agreement of guarantee, support or indemnification by Parent or any of its Subsidiaries, assumption or endorsement by Parent or any of its Subsidiaries of, or any similar commitment by Parent or any of its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi)     any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Parent or any of its Subsidiaries;

(vii)     any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Parent or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Parent;

(viii)     any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Parent or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Parent or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; and

(ix)     any contract not listed above that is material to the financial condition, results of operations or business of Parent or any of its Subsidiaries.

(b)     The agreements set forth on Section 5.11(a) of Parent Disclosure Schedule and the Parent Real Property Leases, Parent Tenant Leases and Parent Employee Plans are collectively referred to herein as the “Parent Material Contracts”. Neither Parent nor any Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration of or under any Parent Material Contract. Except as disclosed on Section 5.11(b) of Parent Disclosure Schedule, to the Knowledge of Parent, none of the other parties to any Parent Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder nor, to the Knowledge of Parent, has any event occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereof. Except as disclosed on Section 5.11(b) of Parent Disclosure Schedule, neither Parent nor any Subsidiary has received any written notice of the intention of any party to terminate any Parent Material Contract. Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party to any Material Contract has repudiated or acted in a manner materially inconsistent with any provision thereof.

(c)     Parent has delivered or made available to the Company a complete and correct copy of each written Parent Material Contract. Each written Parent Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

Section 5.12. Title to Assets; Condition of Assets.

(a)     Section 5.12(a) of Parent Disclosure Schedule lists (i) all real property owned by Parent or any of its Subsidiaries (the “Parent Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Parent or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Parent Real Property Leases”) and (iii) all leases, subleases, licenses or other use agreements between Parent or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Parent Owned Real Property or Parent Leased Premises, as tenant, subtenant or licensee (“Parent Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to the Company on or prior to the date hereof.

(b)     Except as would not be material to Parent, Parent or one of its Subsidiaries (i) has good and marketable title to all Parent Owned Real Properties, free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances, and (ii) has good and marketable leasehold interests in all parcels of real property leased to Parent pursuant to the Parent Real Property Leases (the “Parent Leased Premises”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Parent Real Property Leases. Since December 31, 2012, none of the Parent Leased Premises or Parent Owned Real Property has been taken by eminent domain (or, to Parent’s Knowledge, is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by Parent or any of its Subsidiaries in the conduct of Parent’s or such Subsidiary’s business, other than those items that comprise part of the Parent Owned Real Property, are included in the Parent Leased Premises.

(c)     Except as set forth in Section 5.12(c) of Parent Disclosure Schedule, no Person other than Parent and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Parent Owned Real Property or any right to use or occupy any portion of the Parent Owned Real Property or (ii) any right to use or occupy any portion of the Parent Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Parent Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Parent’s business. Parent and its Subsidiaries do not use in their businesses any material real property other than the Parent Owned Real Property and the Parent Leased Premises.

(d)     Parent and its Subsidiaries have operated the Parent Owned Real Property and the Parent Leased Premises, and the continued operation of the Parent Owned Real Property and the Parent Leased Premises in the manner it is used in Parent and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(e)     Except as would not be material to Parent, (i) Parent and its Subsidiaries have good, valid and marketable title to all of the personal property of Parent and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, off-premises ATMs, as applicable, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Parent and its Subsidiaries (“Parent Personal Property”) and (ii) each of the leases under which Parent or any of its Subsidiaries lease Parent Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Parent, the lessor.

Section 5.13. Intellectual Property.

(a)     To the Knowledge of Parent: (i) Parent and each of its Subsidiaries owns or has a valid and legally binding right to use (in each case, free and clear of any Liens other than Permitted Encumbrances) all material Intellectual Property necessary for the conduct of its business as currently conducted; and (ii) the conduct of the business and operations of Parent and its Subsidiaries does not infringe or otherwise conflict in any material respect with the rights of any Person in respect of any material Intellectual Property.

(b)     No former or current shareholder, director, manager, service provider, employee or officer or any prior or current consultant or contractor of Parent or any of its Subsidiaries has asserted or, to the Knowledge of Parent, has any ownership in any Intellectual Property used by Parent or any of its Subsidiaries in the operation of their respective businesses.

Section 5.14. Taxes.

(a)     All federal income tax returns and all other material Tax Returns required by applicable Law to be filed with any Taxing Authority on or before the Effective Time by, or on behalf of, Parent or any of its Subsidiaries have been or will be filed when due in accordance with all applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)     Except as disclosed on Section 5.14(b) of Parent Disclosure Schedule, Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all such Taxes, and no deficiency for any Tax has been asserted or assessed in writing by a Taxing Authority against Parent or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(c)     The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 2012 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired, except as provided in Section 5.14(c) of the Parent Disclosure Schedule.

(d)     There is no claim, audit, action, suit or proceeding now pending or, to Parent’s Knowledge, threatened against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset, except as provided in Section 5.14(d) of the Parent Disclosure Schedule.

(e)     During the five-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)     Section 5.14(f) of Parent Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which Parent or any of its Subsidiaries currently files Tax Returns and neither Parent nor or any of its Subsidiaries has received notice in writing of any claim made by a Taxing Authority in a jurisdiction not listed on Section 5.14(f) of Parent Disclosure Schedule that Parent or such Subsidiary is or may be subject to material taxation by that jurisdiction.

(g)     Except for such Liens which have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Liens for Taxes not yet due or for which Parent or such Subsidiary has established in accordance with GAAP an adequate accrual for such Taxes.

(h)     There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or Tax deficiencies against Parent or any of its Subsidiaries and no power of attorney granted by either Parent or any of its Subsidiaries with respect to any material Taxes will be effective after the Closing.

(i)     Neither Parent nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except as provided in Section 5.14(i) of the Parent Disclosure Schedule.

(j)     Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes).

(k)     Parent and each of its Subsidiaries is in compliance, in all material respects, with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes in connection with any amounts paid or owing to any employee, independent contractor, service provider, creditor or other third party.

(l)     Neither Parent nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and any wholly owned Subsidiary).

(m)     Neither Parent nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(n)     Parent and each of its Subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any similar provisions of state, local, foreign and other Law, except for such payments of estimated Taxes which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(o)     Neither Parent nor any of its Subsidiaries has, or will as of the Closing have, any deferred gain or loss arising from deferred intercompany transactions, within the meaning of Treasury Regulation 1.1502-13, except for any such deferred gain or loss which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(p)     Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15. Employee Benefit Plans.

(a)     Section 5.15(a) of Parent Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each material employment, consulting, severance or similar contract and other material plan, agreement, program or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock purchase, stock option, stock appreciation or other stock related rights or other forms of incentive or deferred compensation, change-in-control benefits, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any Affiliate and covers any current or former officer, employee, consultant or shareholder of Parent or any of its Subsidiaries, and with respect to which Parent or any of its Subsidiaries has any potential payment obligation after the date hereof. Copies of such plans and their respective summary plan descriptions and most recent actuarial reports or financial statements, if any, (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to the Company together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust and all material correspondence with the IRS or United States Department of Labor with respect to such plans. Such plans are referred to collectively herein as the “Parent Employee Plans.”

(b)     Neither Parent nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to any Parent Employee Plan subject to Title IV or Section 302 of ERISA or Section 512 of the Code. Neither Parent nor any of its ERISA Affiliates has incurred nor does Parent or any of its ERISA Affiliates reasonably expect to incur any liability pursuant to Title IV of ERISA, whether contingent or otherwise.

(c)     Neither Parent nor any ERISA Affiliate nor any predecessor thereof contributes to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to any multiemployer plan, as defined in Section 3(37) of ERISA, except as provided in Section 5.15(c) of the Parent Disclosure Schedule.

(d)     Each Parent Employee Plan that is intended to be qualified under Section 501(a) of the Code has received a favorable determination letter that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code or has pending an application for such determination from the Internal Revenue Service, and Parent has no Knowledge of any reason why any such determination letter should be revoked or not be reissued. Parent has made available to the Company copies of the most recent Internal Revenue Service determination letters with respect to each such Parent Employee Plan. Each Parent Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan.

(e)     Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) entitle any employee, shareholder or independent contractor of Parent or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, forgive any Indebtedness pursuant to or trigger any other material obligation pursuant to, any Parent Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Parent or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible by the Company or any of its Affiliates or subject to any Tax pursuant to the terms of Section 280G or Section 5999 of the Code.

(f)     Except as set forth on Section 5.15(f) of Parent Disclosure Schedule, there are no pending, or to the Knowledge of Parent, threatened, or anticipated claims by or on behalf of any Parent Employee Plan, by any employee or beneficiary covered under any such Parent Employee Plan, or otherwise involving any such Parent Employee Plan (other than routine claims for benefits).

(g)     Except as set forth on Section 5.15(g) of Parent Disclosure Schedule, no event has occurred and no condition exists that likely could subject Parent or any of its Subsidiaries to any material Tax, fine, Lien, penalty or other material liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable Laws, rules and regulations.

(h)     All contributions and payments made or accrued with respect to all Parent Employee Plans and other benefit obligations are deductible under Section 162 or 404 of the Code, and no amount or any asset of any Parent Employee Plan is subject to tax as unrelated business taxable income.

(i)     Neither Parent nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries except as required to avoid excise tax under Section 5980B of the Code.

(j)     Neither Parent nor any of its Subsidiaries has promised any employee, former employee, director, manager or former director or manager, any material benefit other than pursuant to the terms of the Parent Employee Plans described in this Section 5.15. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by or to ensure compliance with ERISA or the Code, or any other applicable Laws or administrative changes that do not increase the liabilities or obligations of Parent or any of its Subsidiaries under any such plans.

(k)     Except as set forth on Section 5.15(k) of Parent Disclosure Schedule, no payment or benefit provided pursuant to any Parent Employee Plan will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution of this Agreement, the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Neither Parent nor any of its Subsidiaries is a party to, or otherwise obligated under, any Parent Employee Plan or employment, severance or similar agreement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan or employment, severance or similar agreement that will or may result in any payment of deferred compensation that will not be in compliance with Section 409A of the Code.

Section 5.16. Environmental Matters.

(a)     Except as would not have a Parent Material Adverse Effect:

(i)     no written notice, order, complaint or penalty has been received by Parent or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Parent’s Knowledge, threatened which allege a violation by Parent or any of its Subsidiaries of any Environmental Laws;

(ii)     neither Parent nor any of its Subsidiaries (x) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or environmental permits or the investigation, removal or cleanup of hazardous materials regulated by Environmental laws, (y) is an indemnitor in connection with any claim threatened or asserted by any third-party indemnitee for any liability under any Environmental Law, or (z) has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any claim by any Person or Governmental Entity pursuant to any Environmental Law;

(iii)     Parent and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iv)     the operations of Parent and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 5.17. Insurance. Parent and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their Subsidiary of comparable size and operations to Parent and its Subsidiaries. Parent has previously delivered to the Company a true and complete list of all insurance policies applicable and available to Parent and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Parent or any of its Subsidiaries (the “Parent Policies”) and has provided true and complete copies of all such Parent Policies to the Company. Except as set forth in Section 5.17 of Parent Disclosure Schedule, there is no claim for coverage by Parent or any of its Subsidiaries pending under any of such Parent Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Parent Policies or in respect of which such underwriters have reserved their rights. Each Parent Policy is in full force and effect and all premiums payable by Parent or any of its Subsidiaries have been timely paid, by Parent or its Subsidiaries, as applicable. Neither Parent nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Parent Policies.

Section 5.18. Labor Matters.

(a)     There are no collective bargaining or other labor union contracts applicable to any employees of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries (i) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or the transactions contemplated herein or the implementation of any layoff, reduction in force, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (ii) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Parent Employee Plans.

(b)     Section 5.18(b) of Parent Disclosure Schedule lists every former employee entitled to (i) receive compensation from Parent or any of its Subsidiaries, or (ii) participate in any Parent Employee Plan of Parent or any of its Subsidiaries (except for maintenance of an account balance in a 401(k) plan or where required by applicable Law or where the full cost of which is borne by a present or former employee). There are no employee, severance or similar agreements with any past or former employees of Parent or any of its Subsidiaries that provide or create a right to continued employment or compensation. Except as set forth on Section 5.18(b) of Parent Disclosure Schedule, all employees of Parent and its Subsidiaries are employed for an indefinite period and are terminable at will, with or without cause, and without cost to Parent or any of its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay.

(c)     Each of Parent and its Subsidiaries (i) is in compliance in all material respects with all applicable Laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) is not liable for any arrears of wages, any other compensation or benefits (including vacation or severance pay) or any Taxes related to Parent or any of its Subsidiaries or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)     To the Knowledge of Parent, (i) any individual engaged by Parent or any of its Subsidiaries as an independent contractor in connection with Parent or any of its Subsidiaries’ respective businesses has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment insurance and benefits, and (ii) neither Parent nor any of its Subsidiaries thereof has received notice of any pending or threatened inquiry from any Governmental Entity concerning such independent contractor status, or any pending or threatened claim by any party that any such independent contractor be reclassified as an employee for any purpose.

Section 5.19. Reports.

(a)     Parent and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2010, with the Regulatory Agencies, and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2010, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.

(b)     Parent has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since May 4, 2012 (the “Parent SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, applicable to such Parent SEC Reports. None of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 5.20. Compliance with Applicable Law.

(a)     Parent and each of its Subsidiaries hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Parent and its Subsidiaries, taken as a whole, and neither Parent nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Parent and its Subsidiaries, taken as a whole.

(b)     Except as would not be material to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)     The rating of each Subsidiary of Parent under the CRA is no less than “satisfactory.” Neither Parent nor any of its Subsidiaries has been informed that its status as “satisfactory” or higher for CRA purposes will change within one year of the date hereof.

Section 5.21. Agreements with Regulatory Agencies. Except as set forth in Section 5.21 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business (including the ability to establish new bank branch offices) or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “Parent Regulatory Agreement”), nor does Parent have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Parent Regulatory Agreement.

Section 5.22. Investment Securities.

(a)     Each of Parent and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Parent or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Parent and its Subsidiaries, taken as a whole. Such securities are valued on the books of Parent and each of its Subsidiaries in accordance with GAAP.

(b)     Parent and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Parent and each such Subsidiary believes are prudent and reasonable in the context of such businesses.

Section 5.23. No Investment Adviser. Neither Parent nor any of its Subsidiaries serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

Section 5.24. Loans.

(a)     Each Loan payable to Parent or any of its Subsidiaries (i) is evidenced by Parent Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the Obligor thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this Agreement, “Parent Loan Documentation” shall mean all Loan files and all documents included in Parent’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)     The information with respect to each Loan set forth in the data storage disk produced by Parent from its management information systems regarding the Loans and delivered to the Company prior to the date hereof (the “Parent Loan Tape”), and, to the Knowledge of Parent, any third-party information set forth in the Parent Loan Tape is true, correct and accurate as of the dates specified therein.

(c)     (i) Section 5.24(c) of Parent Disclosure Schedule sets forth a list of all Loans as of the date hereof by Parent and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Parent or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)     Each Loan payable to Parent or any of its Subsidiaries (i) was originated or purchased by Parent or its Subsidiaries and its principal balance as shown on Parent’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Parent or its Subsidiaries complied, including as to the Parent Loan Document related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(e)     Each outstanding Loan (including Loans held for resale to investors) payable to Parent or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Parent or one of its Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by Parent or any of its Subsidiaries, the relevant Parent Loan Documentation was being maintained, in all material respects in accordance with Parent’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)     With respect to each Loan payable to Parent or any of its Subsidiaries that is secured, Parent or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Parent Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)     Except as set forth in Section 5.24(g) of Parent Disclosure Schedule, none of the agreements pursuant to which Parent or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h)     Parent’s allowance for loan losses is, and has been since January 1, 2010, in compliance with Parent’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i)     Section 5.24(i) of the Parent Disclosure Schedule identifies each Loan payable to Parent or any of its Subsidiaries that (i) as of May 31, 2013 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (C) that was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of May 31, 2013 is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 5.24(i) of the Parent Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, any specific reserve allocation, the payment due date for each such Loan and the identity of the borrower thereunder as of May 31, 2013.

Section 5.25. Deposit Insurance. The deposits of Parent are insured by the FDIC in accordance with FDIA, and Parent has paid all assessments and filed all reports required by the FDIA.

Section 5.26. Transactions with Affiliates. All Material Contracts, other written or oral material contracts, agreements, understandings or transactions or any loan arrangements, guarantees, or other liabilities for advanced funds, between Parent and/or any of its Subsidiaries, on the one hand, and any (i) officer or manager of Parent and/or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of share of Parent Stock or other equity interests of Parent or any of its Subsidiaries or (iii) affiliate of any such officer, manager or beneficial owner, on the other hand, are the result of arms-length negotiations and reflect commercially reasonable terms. No shareholder or Affiliate of Parent (other than Parent and its Subsidiaries) owns any material property or asset used in the conduct of the business of Parent and its Subsidiaries.

Section 5.27. Parent Records. The respective organizational record books relating to Parent and each of its Subsidiaries has been made available to the Company by Parent and contains the accurate and complete records, in all material respects, of (i) all corporate actions of the shareholders and the Parent Board (and committees thereof) and, as applicable, all corporate actions of the respective members, shareholders, partners, managers, directors (and committees thereof) of Parent’s Subsidiaries, as the case may be, (ii) the organizational documents of Parent and its Subsidiaries, and (iii) the issuance and transfer of equity interests of Parent and its Subsidiaries.

Section 5.28. Information Provided. None of the information supplied or to be supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Joint Proxy Statement will, at the date it is first mailed to shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.29. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement, except as contemplated in Section 5.26.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1. Conduct of the Company. Except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)     adopt or implement any amendment to its, or any of its Subsidiaries’, articles of incorporation or any changes to its, or any of its Subsidiaries’, bylaws or comparable organizational documents;

(b)     declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Subsidiary to Company or any other direct or indirect wholly owned Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest;

(c)     redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of Company Securities or Company Subsidiary Securities or any securities convertible into or exercisable for any shares of Company Securities or Company Subsidiary Securities;

(d)     take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(e)     take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law.

Section 6.2. Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement, from the date hereof until the Effective Time, the Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement, the Parent shall not, nor shall it permit any of its Subsidiaries to:

(a)     adopt or implement any amendment to its, or any of its Subsidiaries’, articles of incorporation or any changes to its, or any of its Subsidiaries’, bylaws or comparable organizational documents;

(b)     declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Subsidiary to Parent or any other direct or indirect wholly owned Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest;

(c)     redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of Parent Securities or Parent Subsidiary Securities or any securities convertible into or exercisable for any shares of Parent Securities or Parent Subsidiary Securities;

(d)     take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(e)     take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1. Regulatory Matters.

(a)     Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other Party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VIII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger simultaneously with the Effective Time and to continue any contract or agreement of Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other Party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Regulatory Approvals”). The Parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.

(b)     Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable.

(c)     Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, each Party shall (i) promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide the other Party a reasonable opportunity to review in advance, and accept the reasonable comments of the other party in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Entity, and (iii) consider in good faith the other Party’s views with respect to, and confer in good faith with the other Party to resolve, any disagreement as to strategy with respect to any communication by such Party or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Neither Party shall, nor shall it permit its Subsidiaries to, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by applicable Law, gives the other Party the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

Section 7.2. Access to Information.

(a)     Each of Parent and the Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the other Party and the other Party’s officers, employees, counsel, accountants and other authorized representatives, such reasonable access upon prior notice and at mutually agreeable times during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such Party may reasonably request and, during such period, it shall furnish promptly to the requesting Party (i) a copy of each material report, schedule and other document filed pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel as reasonably requested. In no event, however, is either Party obligated to (i) provide access or disclose any information to the other Party where such access or disclosure would violate any agreement not to disclose confidential information or applicable laws or regulations; or (ii) provide access to board minutes that discuss the transactions contemplated by this Agreement or any other subject matter it reasonably determines should be treated as confidential.

(b)     Each of Parent and the Company agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of Law, each Party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Party demonstrates that such information (i) was already known to such Party, (ii) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. No investigation by either Party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either Party’s obligation to consummate the transactions contemplated by this Agreement.

(c)     During the period from the date of this Agreement to the Effective Time, each of Parent and the Company shall cause one or more of its representatives to confer with representatives of the other Party and report the general status of its ongoing operations at such times as either Party may reasonably request. Each Party will promptly notify the other Party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving either Party or any of their respective Subsidiaries

Section 7.3. SEC Filings and Shareholder Approval.

(a)     As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of each of Parent and the Company relating to the Parent Shareholder Meeting and the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide Company an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by Company and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. The Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b)     If prior to the Effective Time, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to each of Parent’s and the Company’s shareholders.

(c)     If prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to each of Parent’s and the Company’s shareholders.

(d)     Parent shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Parent Shareholder Meeting for the purposes of seeking the Parent Shareholder Approval. Parent shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Parent’s shareholders and to hold the Parent Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 7.7(b), solicit the Parent Shareholder Approval. Parent shall, through the Parent Board, give the Parent Board Recommendation and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 7.7(b).

(e)     The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Shareholder Meeting for the purpose of seeking the Company Shareholder Approval. The Company shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to the Company’s shareholders and to hold the Company Shareholders Meeting as soon as practicable after the Form S-4 becomes effective under the Securities Act and (ii) subject to Section 7.7(a), solicit the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.7(a).

Section 7.4. Public Disclosure. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other Party.

Section 7.5. Additional Agreements. Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use all reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) defending all lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (ii) executing and delivering all additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 7.6. Indemnification; Directors’ and Officers’ Insurance.

(a)     From and after the Effective Time, Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Company or one of its Subsidiaries (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles of Incorporation or Company Bylaws in effect as of the day hereof to the extent permitted by applicable Law. Parent shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 7.6(a).

(b)     Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.6, upon learning of any Claim, shall promptly notify Parent thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)     Parent shall use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company’s existing directors’ and officers’ liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 200% of the annual premium payments on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Parent may obtain on or prior to the Effective Time, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.6(c).

(d)     The provisions of this Section 7.6 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

Section 7.7. No Solicitation.

(a)     Company.

(i)     The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Representative of, the Company or any Subsidiary to, directly or through another Person, (1) solicit or initiate, or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, lead to or facilitate, directly or indirectly, any inquiries relating to, or the submission of any proposal or offer, whether in writing or otherwise, from any Person to acquire, directly or indirectly in one transaction or a series of transactions, beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of assets or businesses that constitute 15% or more of either the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company pursuant to a merger, consolidation or other business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, reorganization, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, or any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the Merger (a “Company Competing Transaction”); (2) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford access to the properties, books or records of the Company or any Subsidiary of the Company, or otherwise cooperate in any way with, any Person relating to or in connection with a Company Competing Transaction or otherwise knowingly facilitate any effort or attempt by any Person to make or implement a Company Competing Transaction; (3) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment that is intended to, or could reasonably be expected to, lead to any Company Competing Transaction (an “Company Acquisition Agreement”), approve or recommend or resolve to approve or recommend any Company Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger; or (4) waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to a Company Competing Transaction to which the Company or any of its Subsidiaries is a party. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company shall be a breach of this Section 7.7(a) by the Company. The Company shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction and request the prompt return or destruction of all confidential information previously furnished; provided that the Company may inform such parties that this Agreement has been entered into.

(ii)     Notwithstanding the foregoing subsection (i) or anything else in this Agreement to the contrary, if the Company receives a bona fide, written proposal or offer for a Company Competing Transaction by any Person at any time prior to obtaining the Company Shareholder Approval, which the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) may reasonably be likely to result in a transaction that, if consummated, would result in such third party (or its shareholders) owning, directly or indirectly, more than 65% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company on terms more favorable to the shareholders of the Company from a financial point of view than the Merger (as the same may be amended or supplemented from time to time) and is reasonably capable of being consummated on the terms so proposed (taking into account all the terms and conditions of such proposal, all financial, legal, regulatory and other aspects of such proposal and this Agreement) (a “Superior Company Competing Transaction”), then the Company may, in response to an unsolicited request therefor and subject to compliance with this Section 7.7(a), (1) furnish confidential information with respect to the Company and its Subsidiaries to the Person proposing such Superior Company Competing Transaction (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with the Person proposing such Superior Company Competing Transaction (and its Representatives) regarding such Superior Company Competing Transaction; if and only to the extent that (A) prior to taking such actions outlined in (1) and (2) above, the Company Board determines in good faith (after taking into account advice of outside counsel) that it is required to do so in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Law, (B) prior to making the determination that any proposal could result in a Superior Company Competing Transaction, the Company Board notifies Parent promptly (but in any event within forty-eight (48) hours) of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary of the Company or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of the Superior Company Competing Transaction and the identity of the Person making such Superior Company Competing Transaction, and (C) the Superior Company Competing Transaction was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.7(a). The Company agrees that it shall keep Parent reasonably informed, on a timely basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company Board that a Superior Company Competing Transaction has been made.

(iii)     Nothing contained in this Section 7.7(a) or elsewhere in this Agreement shall prohibit the Company from making any disclosure to its shareholders if in the good faith judgment of the Company Board, and with the advice of outside counsel, making such disclosure to the Company’s shareholders is required under applicable Law; provided, however, that in no event shall the Company or the Company Board take, or agree or resolve to take, any action prohibited by this Section 7.7(a).

(iv)     Subject to Section 7.7(a)(v), the Company Board shall not (1) withdraw, or publicly propose or resolve to withdraw, the Company Board Recommendation, (2) approve any Company Acquisition Agreement, or (3) approve or recommend, or propose publicly to approve or recommend, any Company Competing Transaction (any action described in this clause (iv) being referred to as a “Company Adverse Recommendation Change”).

(v)     Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to prior compliance with Section 7.7(a), the Company Board may make a Company Adverse Recommendation Change if:

(1)     an unsolicited Company Competing Transaction that the Company Board reasonably determines (after consultation with the Company’s outside counsel and financial advisors) constitutes a Superior Company Competing Transaction was made after the date of this Agreement and not withdrawn;

(2)     the Company Board determines in good faith (after taking into account advice of outside counsel) that, in light of such Superior Company Competing Transaction, the making of a Company Adverse Recommendation Change or termination of this Agreement is required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Law;

(3)     neither the Company, its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 7.7(a) in any material respect; and

(4)     the Company delivers written notice to Parent (a “Notice of Superior Company Competing Transaction”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Company Competing Transaction that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Company Competing Transaction shall require a new Notice of Superior Company Competing Transaction and a new three (3) Business Day period), and after the third (3rd) Business Day following delivery of the Notice of Superior Company Competing Transaction to Parent and after negotiating in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and taking into account any revised terms since receipt of the Notice of Superior Company Competing Transaction, the Company Board continues to determine in good faith that the Company Competing Transaction constitutes a Superior Company Competing Transaction.

(b)     Parent.

(i)     Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Representative of, Parent or any Subsidiary to, directly or through another Person, (1) solicit or initiate, or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, lead to or facilitate, directly or indirectly, any inquiries relating to, or the submission of any proposal or offer, whether in writing or otherwise, from any Person to acquire, directly or indirectly in one transaction or a series of transactions, beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of assets or businesses that constitute 15% or more of either the revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, or 15% or more of any class of equity or voting securities of Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Parent pursuant to a merger, consolidation or other business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, reorganization, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, or any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the Merger (a “Parent Competing Transaction”); (2) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford access to the properties, books or records of Parent or any Subsidiary of Parent, or otherwise cooperate in any way with, any Person relating to or in connection with a Parent Competing Transaction or otherwise knowingly facilitate any effort or attempt by any Person to make or implement a Parent Competing Transaction; (3) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment that is intended to, or could reasonably be expected to, lead to any Parent Competing Transaction (an “Parent Acquisition Agreement”), approve or recommend or resolve to approve or recommend any Parent Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger; or (4) waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to a Parent Competing Transaction to which Parent or any of its Subsidiaries is a party. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of Parent or any Representative of Parent or any Subsidiary of Parent shall be a breach of this Section 7.7(b) by Parent. Parent shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction and request the prompt return or destruction of all confidential information previously furnished; provided that Parent may inform such parties that this Agreement has been entered into.

(ii)     Notwithstanding the foregoing subsection (i) or anything else in this Agreement to the contrary, if Parent receives a bona fide, written proposal or offer for a Parent Competing Transaction by any Person at any time prior to obtaining the Parent Shareholder Approval, which the Parent Board determines in good faith (after consultation with Parent’s outside legal counsel and financial advisor) may reasonably be likely to result in a transaction that, if consummated, would result in such third party (or its shareholders) owning, directly or indirectly, more than 65% of the shares of Parent Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Parent on terms more favorable to the shareholders of Parent from a financial point of view than the Merger (as the same may be amended or supplemented from time to time) and is reasonably capable of being consummated on the terms so proposed (taking into account all the terms and conditions of such proposal, all financial, legal, regulatory and other aspects of such proposal and this Agreement) (a “Superior Parent Competing Transaction”), then Parent may, in response to an unsolicited request therefor and subject to compliance with this Section 7.7(b), (1) furnish confidential information with respect to Parent and its Subsidiaries to the Person proposing such Superior Parent Competing Transaction (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Company or is provided to Company prior to or concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with the third party proposing such Superior Parent Competing Transaction (and its Representatives) regarding such Superior Parent Competing Transaction; if and only to the extent that (A) prior to taking such actions outlined in (1) and (2) above, the Parent Board determines in good faith (after taking into account advice of outside counsel) that it is required to do so in order for Parent Board to comply with its fiduciary obligations to Parent’s shareholders under applicable Law, (B) prior to making the determination that any proposal could result in a Superior Parent Competing Transaction, Parent Board notifies Company promptly (but in any event within forty-eight (48) hours) of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Parent, any Subsidiary of Parent or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of the Superior Parent Competing Transaction and the identity of the Person making such Superior Parent Competing Transaction, and (C) the Superior Parent Competing Transaction was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.7(b). Parent agrees that it shall keep Company reasonably informed, on a timely basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Company promptly of any determination by Parent Board that a Superior Parent Competing Transaction has been made.

(iii)     Nothing contained in this Section 7.7(b) or elsewhere in this Agreement shall prohibit Parent from making any disclosure to its shareholders if in the good faith judgment of Parent Board, and with the advice of outside counsel, making such disclosure to Parent’s shareholders is required under applicable Law; provided, however, that in no event shall Parent or Parent Board take, or agree or resolve to take, any action prohibited by this Section 7.7(b).

(iv)     Subject to Section 7.7(b)(v), Parent Board shall not (1) withdraw, or publicly propose or resolve to withdraw, the Parent Board Recommendation, (2) approve any Parent Acquisition Agreement, or (3) approve or recommend, or propose publicly to approve or recommend, any Parent Competing Transaction (any action described in this clause (iv) being referred to as a “Parent Adverse Recommendation Change”).

(v)     Notwithstanding the foregoing, at any time prior to obtaining Parent Shareholder Approval and subject to prior compliance with Section 7.7(b), Parent Board may make a Parent Adverse Recommendation Change if:

(1)     an unsolicited Parent Competing Transaction that Parent Board reasonably determines (after consultation with Parent’s outside counsel and financial advisors) constitutes a Superior Parent Competing Transaction was made after the date of this Agreement and not withdrawn;

(2)     Parent Board determines in good faith (after taking into account advice of outside counsel) that, in light of such Superior Parent Competing Transaction, the making of a Parent Adverse Recommendation Change or termination of this Agreement is required in order for Parent Board to comply with its fiduciary obligations to Parent’s shareholders under applicable Law;

(3)     neither Parent, its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 7.7(b) in any material respect; and

(4)     Parent delivers written notice to Company (a “Notice of Superior Parent Competing Transaction”) advising Company that Parent Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Parent Competing Transaction that is the basis of the proposed action by Parent Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Parent Competing Transaction shall require a new Notice of Superior Parent Competing Transaction and a new three (3) Business Day period), and after the third (3rd) Business Day following delivery of the Notice of Superior Parent Competing Transaction to Company and after negotiating in good faith with Company to make such adjustments to the terms and conditions of this Agreement as would enable Parent to proceed with the Merger and taking into account any revised terms since receipt of the Notice of Superior Parent Competing Transaction, Parent Board continues to determine in good faith that the Parent Competing Transaction constitutes a Superior Parent Competing Transaction.

Section 7.8. Certain Notices. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming incorrect in any respect or any such representation or warranty that is not so qualified becoming incorrect in any material respect or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)     Shareholder Approval. The Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b)     Regulatory Approvals. All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated.

(c)     No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the other transactions contemplated hereby.

(d)     Exchange Listing. The shares of Parent Common Stock to be issued as part of the Merger Consideration upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(e)     Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

(f)     HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or early termination shall have been granted.

Section 8.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. (i) Each of the representations and warranties of Company set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.6 and Section 4.29 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)     Performance of Obligations of Company. Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)     Officers’ Certificate. Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer and Chief Financial Officer stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3. Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 5.1, Section 5.2, Section 5.5, Section 5.6 and Section 5.29 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)     Performance of Obligations of Parent. Parent shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)     Officers’ Certificate. Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)     Opinion of Tax Counsel. Company shall have received an opinion from Mitchell Williams, Selig Gates & Woodyard, P.L.L.C., special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Mitchell Williams, Selig Gates & Woodyard, P.L.L.C. may require and rely upon representations contained in letters from each of Parent, Company, and any Subsidiary of either.

ARTICLE IX
TERMINATION AND AMENDMENT

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger and the other transactions contemplated hereby by the shareholders of Company or Parent:

(a)     by mutual written consent of Company and Parent;

(b)     by either Company or Parent, if the Closing shall not have occurred on or before March 31, 2014; provided that such date may be extended by 90 days by Parent or the Company by written notice to the other Party if a reason the Closing shall not have occurred is because of failure to obtain a Regulatory Approval that is to be obtained pursuant to Section 8.1(b)(the “End Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)     by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 8.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)     by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent, constitute grounds for the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

(e)     by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Company, constitute grounds for the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period;

(f)     by Parent, if Company has (i) failed to make the Company Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Parent, (ii) failed to comply in all material respects with its obligations under Section 7.7(a), or (iii) approved, recommended or endorsed, or proposed or resolved to recommend or endorse, a Company Competing Transaction; or

(g)     by Company, if Parent has (i) failed to make the Parent Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Company, (ii) failed to comply in all material respects with its obligations under Section 7.7(b), or (iii) approved, recommended or endorsed, or proposed or resolved to recommend or endorse, a Parent Competing Transaction.

Section 9.2. Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, no Party to this Agreement shall have any liability or further obligation hereunder to the other Party hereto, except that (i) Section 7.2(b) (Access to Information), Section 7.4 (Public Disclosure), Section 9.1 (Termination), Section 9.2 (Effect of Termination), Section 9.3 (Termination Fee), Section 9.4 (Amendment), Section 9.5 (Extension; Waiver), and Article X (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching Party from liability for any willful and material breach of any provision of this Agreement.

Section 9.3. Termination Fee.

(a)     In the event the Merger is not consummated by the End Date and Company closes a Superior Company Competing Transaction within 12 months of the End Date, then Company shall pay Parent a fee in the amount of $3,000,000 by wire transfer of immediately available funds; provided, however, Company shall not be obligated to pay such amount in the event the Merger is not consummated by the End Date by reason of (i) failure of the conditions set forth in Sections 8. 1(b), (c), (d), (f) (unless such failure of condition results from the actions or inactions of Company), or (ii) any failure of a condition precedent to this Agreement resulting from any action or inaction of Parent.

(b)     In the event the Merger is not consummated by the End Date and Parent closes a Superior Parent Competing Transaction within 12 months of the End Date, then Parent shall pay Company a fee in the amount of $3,000,000 by wire transfer of immediately available funds; provided, however, Parent shall not be obligated to pay such amount in the event the Merger is not consummated by the End Date by reason of (i) failure of the conditions set forth in Sections 8. 1(b), (c), (d), (f) (unless such failure of condition results from the actions or inactions of Parent), or (ii) any failure of a condition precedent to this Agreement resulting from any action or inaction of Company.

(c)     Both Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if either Party fails promptly to pay the amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against such Party for the fee set forth in this Section 9.3, the non-paying Party shall pay to the other Party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points.

Section 9.4. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company or Parent, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

Section 9.5. Extension; Waiver. At any time prior to the Effective Time, the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE X
GENERAL PROVISIONS

Section 10.1. No Survival of Representations and Warranties and Agreements. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

Section 10.2. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 10.3. Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the Party to whom it is to be given and be either delivered (i) personally against receipt, (ii) by facsimile or other wire transmission (with receipt confirmed), (iii) by registered or certified mail (postage prepaid, return receipt requested), (iv) deposited with an express courier (with confirmation) or (v) sent by confirmed electronic mail with a duplicate copy sent in accordance with one of the methods set forth in the subsection (i), (ii), (iii) or (iv), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)            if to Parent, to:

Christopher M. Wewers

President and Chief Executive Officer

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62/65 North

Harrison, Arkansas 72602

Fax: (501) 907-5351

Email: cwewers@ffbh.com

with a copy to:

Daniel L. Heard

Kutak Rock LLP

124 West Capitol Avenue

Suite 2000

Little Rock, Arkansas 72201

Fax: (501) 975-3001

Email: daniel.heard@kutakrock.com

(b)           if to Company, to:

Daniel C. Horton

President and CEO

135 Section Line Road

Hot Springs, AR 71913

Fax: 501-525-9333

Email: daniel.horton@fnbweb.biz

with a copy to:

C. Doug Buford

Mitchell, Williams, Selig, Gates & Woodyard, P. L. L. C.

425 West Capitol, Suite 1800

Little Rock, Arkansas 72201

Fax: (501) 918-7866

Email: dbuford@mwlaw.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, other wire transmission or electronic mail, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

Section 10.4. Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable law.

Section 10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that both Parties need not sign the same counterpart.

Section 10.6. Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule, other Schedules and other documents and the instruments referred to herein) and the Voting Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 10.7. Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)     This Agreement shall be governed and construed in accordance with the Laws of the State of Arkansas applicable to agreements made and to be performed entirely within such state.

(b)     Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Arkansas, and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such Arkansas courts, (ii) waives any objection to laying venue in any such action or proceeding in the Arkansas courts, (iii) waives any objection that the Arkansas courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 10.3.

(c)     Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that: (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each Party understands and has considered the implications of this waiver; (iii) each Party makes this waiver voluntarily; and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.7.

Section 10.8. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.10. Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

[Signature page follows]

Signature Page to Agreement and Plan of Merger

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Form of Voting Agreement

IRREVOCABLE PROXY AND VOTING AGREEMENT

This IRREVOCABLE PROXY AND VOTING AGREEMENT (this “Agreement”), dated as of July [●], 2013, is entered into by and among First Federal Bancshares of Arkansas, Inc., an Arkansas corporation (“Parent”), and [●] (the “Majority Shareholder”). Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) with [●], an Arkansas corporation (the “Company”), Parent has requested the Majority Shareholder, and the Majority Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock of the Company that the Majority Shareholder beneficially owns or may hereafter acquire (collectively, the “Shares”);

NOW THEREFORE, in consideration of the terms and conditions set forth below, the parties agree as follows:

Section 1.          Voting Agreement.

(a)      The Majority Shareholder hereby irrevocably and unconditionally agrees to vote all Shares that the Majority Shareholder is entitled to vote, at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company, in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

(b)     The Majority Shareholder hereby agrees that it will not vote any Shares that the Majority Shareholder is entitled to vote in favor of the approval of any (i) Company Competing Transaction, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

(c)     Notwithstanding the foregoing paragraphs 1(a) and (b) above, in the event the Company is entitled to exercise its rights to terminate the Merger Agreement under Section 9.1 thereof, nothing contained herein shall prevent the Majority Shareholder from taking such action, in its capacity as an officer, director or shareholder of the Company, as may be necessary to properly assert such rights.

(d)     With respect to any Shares held of record on behalf or for the benefit of the Majority Shareholder or its immediate family by a custodian or trustee (including shares held in an IRA account or self-employed profit sharing account), the Majority Shareholder agrees to take such action as may be necessary to cause the custodian or trustee to vote such Shares in accordance with the provisions of paragraphs 1(a) and (b) above.

Section 2.          Irrevocable Proxy. The Majority Shareholder hereby revokes any and all previous proxies granted with respect to the Shares beneficially owned by the Majority Shareholder. By entering into this Agreement, the Majority Shareholder hereby grants a proxy appointing Parent as the Majority Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Majority Shareholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely for the purposes contemplated by Section 1 above as Parent or its proxy or substitute shall, in Parent’ sole discretion, deem proper with respect to the Shares beneficially owned by the Majority Shareholder. THE PROXY GRANTED BY THE MAJORITY SHAREHOLDER PURSUANT TO THIS SECTION 2 IS IRREVOCABLE AND THE APPOINTMENT IS COUPLED WITH AN INTEREST, HAVING BEEN GRANTED IN CONSIDERATION OF PARENT ENTERING INTO THIS AGREEMENT AND THE MERGER AGREEMENT, AND INCURRING CERTAIN RELATED FEES AND EXPENSES. The proxy granted by the Majority Shareholder shall be revoked upon termination of this Agreement or the Merger Agreement in accordance with its terms.

Section 3.         Representations and Warranties of the Majority Shareholder. The Majority Shareholder represents and warrants to Parent that:

(a)      Authorization, Enforceability. If the Majority Shareholder is not a natural person, the execution, delivery and performance by the Majority Shareholder of this Agreement and the consummation by the Majority Shareholder of the transactions contemplated hereby are within the powers of the Majority Shareholder. This Agreement constitutes a valid and binding Agreement of the Majority Shareholder. If the Majority Shareholder is executing this Agreement in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. If the Majority Shareholder is a natural person, the Shares beneficially owned by the Majority Shareholder do not constitute marital property under the laws of the State of Arkansas or any other applicable laws, or if such Shares constitute marital property, the consent of the Majority Shareholder’s spouse is not required for the execution and delivery of this Agreement or the performance by the Majority Shareholder of the obligations of the Majority Shareholder hereunder.

(b)      Non-Contravention. The execution, delivery and performance by the Majority Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which the Majority Shareholder is a party or by which the Majority Shareholder is bound, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Majority Shareholder is entitled under any provision of any agreement or other instrument binding on the Majority Shareholder or (iii) result in the imposition of any lien on any asset of the Majority Shareholder.

(c)     Ownership of Shares. The Majority Shareholder is the record and beneficial owner of the Shares set forth on the signature page hereto, free and clear of any liens and any other limitations or restrictions (including any restriction on the right to vote or otherwise dispose of such Shares). None of the Shares held by the Majority Shareholder are subject to any voting trust, irrevocable proxy or other agreement or arrangement with respect to the voting of such Shares (other than this Agreement).

(d)     Total Shares. Except for the Shares set forth on the signature page hereto [***and except for the Company Options***], the Majority Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(e)     Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Majority Shareholder.

Section 4.         Covenants of the Majority Shareholder. The Majority Shareholder hereby covenants and agrees that:

(a)     No Proxies for or Disposition of Shares. Except pursuant to the terms of this Agreement, the Majority Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares beneficially owned by the Majority Shareholder, or (ii) sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares during the term of this Agreement.

(b)     Other Offers.

(i)      The Majority Shareholder, in its capacity as a holder of Shares, shall not, directly or indirectly, (1) solicit, initiate or take any action to facilitate or encourage the submission of any Company Competing Transaction, (2) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, a Company Competing Transaction.

(ii)     The Majority Shareholder will promptly notify Parent upon obtaining any knowledge of any Company Competing Transaction or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries, or any request for a waiver or release under any standstill or similar agreement by any person who indicates that it is considering making, or has made, a Company Competing Transaction and will keep Parent fully informed, on a current basis, of any material developments with respect to any such Company Competing Transaction, indication or request.

(c)     Dissenter’s Rights. Majority Shareholder waives and agrees not to exercise any rights (including, without limitation, Section 4-27-1302 of the ABCA) to demand appraisal of any of the Shares which may arise with respect to the Merger.

Section 6.         Miscellaneous.

(a)     Further Assurances. Parent and the Majority Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

(b)     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Christopher M. Wewers

President and Chief Executive Officer

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62/65 North

Harrison, Arkansas 72602

Fax: (501) 907-5351

with a copy to:

Kutak Rock LLP

125 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

Attention: Daniel L. Heard

Facsimile: (501) 975-3001

if to the Majority Shareholder, to:

[●]

with a copy to:

[●]

(c)      Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon Closing or termination of the Merger Agreement.

(d)     Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(e)     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent.

(f)     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Arkansas, without regard to the conflicts of law rules of such state.

(g)     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(h)     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i)      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Arkansas or any Arkansas state court, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES APPEAR ON IMMEDIATELY SUCCEEDING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

By:

Name:[●]

Title:[●]

MAJORITY SHAREHOLDER:

Shares: [●]

___________________________

[●]